Exhibit 10.1

EXECUTION VERSION

INVESTMENT AGREEMENT

Dated as of May 4, 2016

by and between

ATLAS AIR WORLDWIDE HOLDINGS, INC.

and

AMAZON.COM, INC.

TABLE OF CONTENTS

Page

ARTICLE I

WARRANT ISSUANCE; CLOSING

1.1.	Warrant Issuance	1
1.2.	Closing	2
1.3.	Interpretation	2

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1.	Disclosure	3
2.2.	Representations and Warranties of the Company	5
2.3.	Representations and Warranties of Amazon	12

ARTICLE III

COVENANTS

3.1.	Efforts	14
3.2.	Public Announcements	18
3.3.	Expenses	18
3.4.	Stockholder Approval	18
3.5.	Tax Treatment	21
3.6.	Top-Up Adjustment	21

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1.	Acquisition for Investment	24
4.2.	Legend	24
4.3.	Anti-takeover Provisions and Rights Plan	25

ARTICLE V

MISCELLANEOUS

5.1.	Termination of This Agreement; Other Triggers	25
5.2.	Amendment	27

i

5.3.	Waiver of Conditions	27
5.4.	Counterparts and Facsimile	27
5.5.	Governing Law; Submission to Jurisdiction; WAIVER OF JURY TRIAL	27
5.6.	Notices	28
5.7.	Entire Agreement, Etc	29
5.8.	Definitions of “subsidiary” and “Affiliate”	30
5.9.	Assignment	30
5.10.	Severability	30
5.11.	No Third Party Beneficiaries	31
5.12.	Specific Performance	31

LIST OF ANNEXES

ANNEX A:	Form of Air Transportation Agreements

ANNEX B:	Form of Stockholders Agreement

ANNEX C-1:	Form of Warrant-A

ANNEX C-2:	Form of Warrant-B

INDEX OF DEFINED TERMS

Term	Page

Additional Company Stockholder Meeting	21
Affiliate	31
Agreement	1
Air Transportation Agreements	1
Amazon	1
Anti-takeover Provisions	12
Antitrust Laws	9
Applicable Law	4
ATSA	1
Bankruptcy Exceptions	8
Beneficial Owner	14
Beneficial Ownership	14
Beneficially Own	14
Business Day	3
Citizen of the United States	5
Closing	2
Commission	4
Common Stock	1
Company	1
Company Benefit Plan	12
Company Disclosure Letter	5
Company Stock Plans	6
Company Stockholder Meetings	21
Company Stockholders	19
Confidentiality Agreement	31
Control	31
Controlled	31
Controlling	31
Convertible Notes due 2022	7
DOT	5
DOT Regulations	5
Effect	3
Exchange Act	4
Exercise Approval	13
Existing Call Option Agreements	23
Existing Call Options	23
Existing Warrant Agreements	7
Existing Warrants	7

FAA	5
GAAP	3
Governmental Entity	9
HSR Act	9
HSR Filing Date	15
Initial Antitrust Clearance	16
Initial Antitrust Filings	15
Initial Communications Materials	19
Initial Filing Transaction	15
Intervening Event	21
Material Adverse Effect	3
Net Cash Ratio	23
New Shares	22
Operating Authority	5
Other Antitrust Filings	16
Preferred Stock	6
Previously Disclosed	4
Refinancing Cap	23
Refinancing Convertible Notes	22
Replacement Cap	24
Replacement Hedging Arrangement	22
Replacement Warrants	22
Restricted Warrant Exercise	7
SEC Reports	4
Securities Act	6
SOX	11
Special Meeting	19
Stockholder Approval	19
Stockholders Agreement	1
subsidiary	31
Top-Up Number	24
Transaction Documents	5
Transaction Litigation	18
Warrant Issuance	2
Warrant Shares	2
Warrant-A	2
Warrant-B	2
Warrants	2

This INVESTMENT AGREEMENT, dated as of May 4, 2016 (this “Agreement”), is by and between Atlas Air Worldwide Holdings, Inc., a Delaware corporation (the “Company”), and Amazon.com, Inc., a Delaware corporation (“Amazon”).

RECITALS:

WHEREAS, subject to the terms and conditions hereof, each of the Company and Amazon has determined it to be advisable and in the best interests of their respective companies and stockholders to enter into certain commercial arrangements as further set forth herein, including by entering into (i) an Air Transportation Services Agreement by and between Atlas Air, Inc. and Amazon Fulfillment Services, Inc. (the “ATSA”), (ii) the Aircraft Lease Agreements by and between Titan Aviation Leasing Limited – Americas, Inc. and Amazon Fulfillment Services, Inc., (iii) the Aircraft Sublease Agreements by and between Amazon Fulfillment Services, Inc. and Atlas Air, Inc., and (iv) Work Orders by and between Atlas Air, Inc. and Amazon Fulfillment Services, Inc., with respect to 20 Boeing 767-300 aircraft to be operated thereunder, in each case, in the forms attached hereto as Annex A (collectively, the “Air Transportation Agreements”);

WHEREAS, in connection with the transactions contemplated hereby, and subject to the terms and conditions hereof, the Company desires to issue to Amazon, and Amazon desires to acquire from the Company, at the Closing, warrants to purchase shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”); and

WHEREAS, the parties will, at the Closing, enter into a stockholders agreement, in the form attached hereto as Annex B (the “Stockholders Agreement”), providing for certain corporate governance and other matters with respect to the Company, and certain other agreements between the Company and Amazon.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the parties agree as set forth herein.

ARTICLE I

WARRANT ISSUANCE; CLOSING

1.1. Warrant Issuance. On the terms and subject to the conditions set forth in this Agreement, the Company shall issue to Amazon, and Amazon shall acquire from the Company, at the Closing, (i) a warrant to purchase 7,500,000 shares, subject to adjustment in accordance with its terms, of Common Stock in the form attached hereto as Annex C-1 (the “Warrant-A”) and (ii) a warrant to purchase 3,750,000 shares, subject to adjustment in accordance with its terms, of Common Stock in the form attached hereto as

Annex C-2 (the “Warrant-B” and, together with Warrant-A, the “Warrants”). The issuance of the Warrants by the Company and the acquisition of the Warrants by Amazon are referred to herein as the “Warrant Issuance” and the shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares”.

1.2. Closing.

(a) The closing of the Warrant Issuance (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, immediately following the execution and delivery of this Agreement.

(b) At the Closing, the Company shall deliver to Amazon:

(i) the Warrants, as evidenced by duly and validly executed warrant certificates dated as of the date hereof and bearing appropriate legends as hereinafter provided for;

(ii) the ATSA, duly executed by Atlas Air, Inc.; and

(iii) the Stockholders Agreement, duly executed by the Company.

(c) At the Closing, Amazon shall deliver to the Company:

(i) duly and validly executed counterparts to the certificates evidencing the Warrants;

(ii) the ATSA, duly executed by Amazon Fulfillment Services, Inc.; and

(iii) the Stockholders Agreement, duly executed by Amazon.

1.3. Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections,” “Annexes,” “Schedules” or “Exhibits”, such reference shall be to a Recital, Article or Section of, or Annex, Schedule or Exhibit to, this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein,” “hereof,” “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. References to “parties” refer to the parties to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Any reference to a “wholly owned subsidiary” of a person shall mean such subsidiary is directly or indirectly wholly owned by such person. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. The term “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1. Disclosure.

(a) “Material Adverse Effect” means any change, effect, event, development, circumstance or occurrence (each, an “Effect”) that, taken individually or when taken together with all other applicable Effects, has been, is or would reasonably be expected to be materially adverse to (i) the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) the ability of the Company to complete the transactions contemplated by the Transaction Documents or to perform its obligations under the Transaction Documents; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, is or would be, a Material Adverse Effect: (A) any change in general economic, market or political conditions; (B) conditions generally affecting the industry in which the Company operates; (C) any change in generally accepted accounting principles in the United States (“GAAP”) or Applicable Law; (D) any act of war (whether or not declared), armed hostilities, sabotage or terrorism, or any material escalation or worsening of any such events, or any national disaster or any national or international calamity; (E) any failure, in and of itself, to meet internal or published projections, forecasts, targets or revenue or earnings predictions for any period, as well as any change, in and of itself, by the Company in any projections, forecasts, targets or revenue or earnings predictions for any period (provided that the underlying causes of such failures (to the extent not otherwise falling within one of the other exceptions in this proviso) may constitute or be taken into account in determining whether there has been, is, or would be, a Material Adverse Effect); (F) any change in the price or trading volume of the Common Stock (provided that the underlying causes of such change (to the extent not otherwise falling within one of the other exceptions in this proviso) may constitute or be taken into account in determining whether there has been, is or would be, a Material Adverse Effect); or (G) the announcement of this Agreement or the other Transaction Documents, including, to the extent attributable to such announcement, any loss of or adverse change in the relationship, contractual or otherwise, of the Company and its subsidiaries with their respective employees, customers, distributors, licensors, licensees, vendors, lenders, investors, partners or suppliers; provided, further, however, that any Effect referred to in clauses (A) through (D) may be taken into account in determining whether or not there has been, is, or would be, a Material Adverse Effect to the extent such Effect has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its subsidiaries operate (in which case any adverse effect(s) to the extent disproportionate may be taken into account in determining whether or not there has been, is or would be a Material Adverse Effect). “Applicable Law” has the meaning set forth in the Stockholders Agreement.

(b) “Previously Disclosed” means information set forth or incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or its other reports, statements and forms (including exhibits and other information incorporated therein) filed with or furnished to the Securities and Exchange Commission (the “Commission”) under Sections 13(a), 14(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under the Securities Act, in each case on or after December 31, 2015 (the “SEC Reports”) (in each case excluding any disclosures set forth in any risk factor section and in any section relating to forward-looking or safe harbor statements), to the extent such SEC Reports are filed or furnished at least five (5) Business Days prior to the execution and delivery of this Agreement.

Each party acknowledges that it is not relying upon any representation or warranty of the other party, express or implied, not set forth in the Transaction Documents. Amazon acknowledges that it has had an opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and its subsidiaries, including an opportunity to ask such questions of management and to review such information maintained by the Company and its subsidiaries, in each case as it considers sufficient for the purpose of consummating the transactions contemplated by the Transaction Documents. Amazon further acknowledges that it has had such an opportunity to consult with its own counsel, financial and tax advisers and other professional advisers as it believes is sufficient for purposes of the transactions contemplated by the other Transaction Documents. For purposes of this Agreement, the term “Transaction Documents” refers collectively to this Agreement, the Air Transportation Agreements, the Stockholders Agreement, the Warrants, and any other agreement entered into by and among the parties and/or their Affiliates on the date hereof in connection with the transactions contemplated hereby or thereby, in each case, as amended, modified or supplemented from time to time in accordance with their respective terms.

2.2. Representations and Warranties of the Company. Except as Previously Disclosed or as disclosed in the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Amazon prior to the execution of this Agreement, the Company represents and warrants as of the date of this Agreement to Amazon that:

(a) Organization, Authority and Significant Subsidiaries. The Company (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and conduct its business in all material respects as currently conducted, and, except as would not constitute a Material Adverse Effect, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification, (ii) is a “Citizen of the United States” (“Citizen of the United States”) as defined by Section 40102(a)(15) of Title 49 of United States Code, and as such term is interpreted by the United States Department of Transportation (“DOT”), (iii) through its Affiliates, holds (A) air carrier certificates and operations specifications issued by the United States Federal Aviation Administration (“FAA”) pursuant to Section 44705 of Title 49 of the United States Code and corresponding FAA regulations, (B) certificates of public convenience and necessity (and/or equivalent exemption authority) authorizing interstate and foreign air transportation of property and mail issued by the DOT pursuant to Section 41102 of Title 49 of United States Code (and/or under Section 40109 in the case of exemption authority) and corresponding DOT regulations (“DOT Regulations”), and (C) any corresponding permits, licenses, authorizations, certificates, exemptions, approvals, waivers, authorizations or similar rights obtained, or required to be obtained, from any Governmental Entity, in each case as is necessary to fulfill the Company’s obligations pursuant to the Air Transportation Agreements (collectively, the “Operating Authority”). To the knowledge of the Company based on due inquiry of the books and records of the Company, each Beneficial Owner of 5% or more of the Common Stock is a Citizen of the United States. Each subsidiary of the Company that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”), and each subsidiary of the Company that is not such a “significant subsidiary” but is a party to any other Transaction Document, has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization, with the corporate or analogous power and authority to own its properties and conduct its business in all material respects as currently conducted, and, except as would not constitute a Material Adverse Effect, has been duly qualified as a foreign corporation, limited liability company or partnership, as applicable, for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(b) Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock of which, as of the close of business on May 4, 2016, 24,811,018 shares were issued and outstanding (excluding, for the avoidance of doubt, shares held in treasury), and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”), of which, as of the date hereof, no shares have been designated or are issued or outstanding. As of the close of business on May 4, 2016, the Company held 4,431,439 shares of Common Stock in its treasury. As of the close of business on May 4, 2016, no shares of Common Stock or Preferred Stock were reserved for issuance, except for (i) 2,451,976 shares of Common Stock reserved for issuance under compensatory equity plans of the Company or a subsidiary of the Company in effect as of the date hereof and set forth in Section 2.2(b) of the Company Disclosure Letter (the “Company Stock Plans”) (including (x) 34,700 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding as of such date and granted under the Company Stock Plans and (y) 2,417,276 shares of Common Stock reserved for issuance upon the settlement of restricted stock units and performance awards outstanding as of such date and granted under the Company Stock Plans (assuming, in the case of performance awards, that applicable goals are attained at target level)), (ii) 4,115,210 shares of Common Stock reserved for issuance upon conversion of the Convertible Notes due 2022 and (iii) 6,211,656 shares of Common Stock reserved for issuance upon exercise of the Existing Warrants. The outstanding shares of Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights, the Company’s certificate of incorporation or by-laws, or any Applicable Laws). Except as set forth above or pursuant to the Transaction Documents, there are no (A) shares of capital stock or other equity interests or voting securities of the Company authorized, reserved for issuance, issued or outstanding, (B) options, warrants, calls, preemptive rights, subscription or other rights, instruments, agreements, arrangements or commitments of any character, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest or voting security in the Company or any securities or instruments convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, instrument, agreement, arrangement or commitment, (C) outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest or voting securities of the Company, or (D) issued or outstanding performance awards, units, rights to receive any capital stock or other equity interest or voting securities of the Company on a deferred basis, or rights to purchase or receive any capital stock or equity interest or voting securities issued or granted by the Company to any current or former director, officer, employee or consultant of the Company. No subsidiary of the Company owns any shares of capital stock or other equity interest or voting securities of the Company. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest or voting securities of the Company. “Convertible Notes due 2022” means the 2.25% Convertible Senior Notes due 2022 issued pursuant to the First Supplemental Indenture, dated June 3, 2015 (as amended or modified from time to time), between the Company and Wilmington Trust, National Association, as Trustee. “Existing Warrant Agreements” means (i) the Base Warrant Transaction Confirmation, dated as of May 28, 2015 (as amended or modified from time to time), between Morgan Stanley & Co. International plc and the Company, (ii) the Additional Warrant Transaction Confirmation, dated as of June 1, 2015 (as amended or modified from time to time), between Morgan Stanley & Co. International plc and the Company, (iii) the Base Warrant Transaction confirmation, dated as of May 28, 2015 (as amended or modified from time to time), between BNP Paribas and the Company and (iv) the Additional Warrant Transaction Confirmation, dated as of June 1, 2015 (as amended or modified from time to time), between BNP Paribas and the Company. “Existing Warrants” means the warrants for the purchase of shares of Common Stock issued pursuant to the Existing Warrant Agreements.

(c) The Warrants and Warrant Shares. The Warrants have been duly authorized by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the same may be limited by the Bankruptcy Exceptions, and the Warrant Shares have been duly authorized and reserved for issuance upon exercise of the Warrants (except that the exercise of the Warrants in respect of any Warrant Shares in excess of 4,937,392 shares (the “Restricted Warrant Exercise”) will require the Stockholder Approval) and, from and after such approval, when so issued, will be validly issued, fully paid and non-assessable, and free and clear of any liens or encumbrances, other than liens or encumbrances created by the Transaction Documents, arising as a matter of Applicable Law or created by or at the direction of Amazon or any of its Affiliates.

(d) Authorization, Enforceability.

(i) Each of the Company, and each subsidiary of the Company that is a party to any other Transaction Document, has the power and authority to execute and deliver this Agreement and the other Transaction Documents, as applicable, and subject to obtaining the Stockholder Approval with respect to the Restricted Warrant Exercise, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Company, and by each subsidiary of the Company that is a party to any other Transaction Document, of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or analogous) action on the part of the Company and its stockholders, or such subsidiary and its equityholders, as applicable, and no further approval or authorization is required on the part of the Company or its stockholders, or such subsidiary or its equityholders, as applicable, except that the Restricted Warrant Exercise will require the Stockholder Approval. This Agreement and the other Transaction Documents, assuming the due authorization, execution and delivery by the other parties hereto and thereto, are valid and binding obligations of the Company and each such subsidiary, as applicable, enforceable against the Company and such subsidiary, respectively, in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity (“Bankruptcy Exceptions”).

(ii) The execution, delivery and performance by the Company, and each subsidiary of the Company that is a party to any other Transaction Document, of this Agreement and the other Transaction Documents, as applicable, and the consummation of the transactions contemplated hereby and thereby and compliance by the Company or such subsidiary, as applicable, with any of the provisions hereof and thereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws (or analogous organizational documents), or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries may be bound, or to which the Company or any of its subsidiaries or any of the properties or assets of the Company or any of its subsidiaries is subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of clauses (A)(y) and (B), for those occurrences that would not constitute a Material Adverse Effect.

(iii) Other than (A) such notices, filings, exemptions, reviews, authorizations, consents or approvals as have been made or obtained as of the date hereof and (B) notices, filings, exemptions, reviews, authorizations, consents or approvals as may be required under, and other applicable requirements of (1) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (2) any other Antitrust Laws, (3) the Exchange Act, (4) the Securities Act, (5) The NASDAQ Global Select Market, (6) notice under the regulations and requirements of the United States Department of Defense and its constituent agencies, and (7) the DOT Regulations, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any federal, state, local, domestic, foreign or supranational court, administrative or regulatory agency or commission or other federal, state, local, domestic, foreign or supranational governmental authority or instrumentality (each, a “Governmental Entity”) is required to be made or obtained by the Company or any of its subsidiaries in connection with the consummation by the Company or any of its subsidiaries of the Warrant Issuance and the other transactions contemplated hereby and by the other Transaction Documents, except for any such notices, filings, exemptions, reviews, authorizations, consents and approvals the failure of which to make or obtain would not constitute a Material Adverse Effect. For purposes of this Agreement, “Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state, local, domestic, foreign or supranational laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or that provide for review of foreign investment.

(e) Company Financial Statements; Internal Controls.

(i) Each of the consolidated financial statements included in the SEC Reports (A) complied as to form, as of their respective dates of filing with the Commission, in all material respects with the applicable accounting requirements and with the rules and regulations of the Commission, (B) were prepared in accordance with GAAP, in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in such financial statements or in the notes thereto and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (C) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its subsidiaries as of the date and for the periods referred to in such financial statements.

(ii) Neither the Company nor any of the Company’s subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar agreement or arrangement, where the result, purpose or effect of such agreement or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its subsidiaries in the SEC Reports (including the financial statements contained therein).

(iii) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits with the Commission is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules, regulations and forms, and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s outside auditors and the Audit Committee of the Company’s Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, all of which information described in clauses (x) and (y) above has been disclosed by the Company to Amazon prior to the date hereof. Any material change in internal control over financial reporting required to be disclosed in any SEC Report has been so disclosed.

(iv) Since December 31, 2012, neither the Company nor any of its subsidiaries has received any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its subsidiaries or their respective internal accounting controls.

(v) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), with respect to the SEC Reports, and the statements contained in such certifications were true and complete on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(f) No Material Adverse Effect. Since December 31, 2015, no Material Adverse Effect has occurred.

(g) Reports.

(i) Since December 31, 2012, the Company has complied in all material respects with the filing requirements of Sections 13(a), 14(a) and 15(d) of the Exchange Act, and of the Securities Act.

(ii) The SEC Reports, when they became effective or were filed with the Commission, as the case may be, complied in all material respects with the requirements of the Securities Act, the Exchange Act and SOX, as applicable, and none of such documents, when they became effective or were filed with the Commission, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(h) Anti-takeover Provisions and No Rights Plan.

(i) The actions taken by the Board of Directors of the Company to approve this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, assuming the accuracy of the representations and warranties of Amazon set forth in Section 2.3(c), constitute all the action necessary to render inapplicable to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar law (including, for the avoidance of doubt, Section 203 of the Delaware General Corporation Law) and any potentially applicable provision of the Company’s certificate of incorporation or bylaws (collectively, the “Anti-takeover Provisions”).

(ii) The Company does not have any “poison pill” or similar shareholder rights plan or agreement in effect.

(i) No Change in Control. Except as set forth in Section 2.2(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement or any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will (i) result in any payment (including severance, unemployment compensation, forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its subsidiaries under any employment, compensation or benefit plan, program, policy, agreement or arrangement that is sponsored, maintained or contributed to by the Company or any of its subsidiaries (each, a “Company Benefit Plan”) or otherwise; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits; (iv) require the funding or acceleration of funding of any trust or other funding vehicle; or (v) constitute a “change in control,” “change of control” or other similar term under any Company Benefit Plan.

(j) Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. LLC (the fees and expenses of which will be paid by the Company), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of the Company.

2.3. Representations and Warranties of Amazon. Amazon hereby represents and warrants as of the date of this Agreement to the Company that:

(a) Organization. Amazon has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the corporate power and authority to own its properties and conduct its business in all material respects as currently conducted. Each subsidiary of Amazon that is a party to any Transaction Document has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with the corporate (or equivalent) power and authority to own its properties and conduct its business in all material respects as currently conducted.

(b) Authorization, Enforceability.

(i) Amazon and each of its subsidiaries that is a party to any other Transaction Document have the corporate or analogous power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby, and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Amazon, and by each of its subsidiaries that is a party to any other Transaction Document, as applicable, of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or analogous action on its, or such subsidiary’s part, as applicable, and no further approval or authorization is required on its, or such subsidiary’s part, as applicable. This Agreement and the other Transaction Documents, assuming the due authorization, execution and delivery by the other parties hereto and thereto, are valid and binding obligations of Amazon, and such subsidiary, as applicable, enforceable against it, and such subsidiary, as applicable, in accordance with their respective terms, except as the same may be limited by Bankruptcy Exceptions. Notwithstanding anything to the contrary contained herein, the exercise of the Warrants may require further board of director (or analogous) approvals or authorizations on the part of Amazon (the “Exercise Approval”).

(ii) The execution, delivery and performance by Amazon, or any such subsidiary, as applicable, of this Agreement and the other Transaction Documents to which it, or any such subsidiary is a party and the consummation of the transactions contemplated hereby and thereby and compliance by it, and such subsidiary, as applicable, with any of the provisions hereof and thereof, will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of its properties or assets under any of the terms, conditions or provisions of (x) subject to Exercise Approval, its, or such subsidiary’s, as applicable, organizational documents or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which it, or such subsidiary, as applicable, is a party or by which it, or such subsidiary, as applicable, may be bound, or to which it, or such subsidiary, as applicable, or any of its, or such subsidiary’s, as applicable, properties or assets is subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to it, or such subsidiary, as applicable, or any of its, or such subsidiary’s, as applicable, properties or assets except, in the case of clauses (A)(y) and (B), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have, a material adverse effect on the ability of Amazon to complete the transactions contemplated by the Transaction Documents or to perform its obligations under the Transaction Documents.

(iii) Other than (A) such notices, filings, exemptions, reviews, authorizations, consents or approvals as have been made or obtained as of the date hereof, and (B) notices, filings, exemptions, reviews, authorizations, consents or approvals as may be required under, and other applicable requirements of (1) the HSR Act, (2) any other Antitrust Laws, (3) the Exchange Act, (4) the Securities Act and (5) DOT Regulations, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by it or any of its subsidiaries in connection with the consummation by Amazon or any of its subsidiaries of the Warrant Issuance and the other transactions contemplated hereby and by the other Transaction Documents, except for any such notices, filings, exemptions, reviews, authorizations, consents and approvals the failure of which to make or obtain have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Amazon and its subsidiaries to complete the transactions contemplated by the Transaction Documents or to perform their respective obligations under the Transaction Documents.

(c) Ownership. Other than pursuant to this Agreement and the other Transaction Documents, neither Amazon nor any of its subsidiaries is, directly or indirectly, the Beneficial Owner of (i) any Common Stock or (ii) any securities or other instruments representing the right to acquire Common Stock. Neither Amazon nor any of its subsidiaries has an agreement, arrangement or understanding with any person (other than the Company and its subsidiaries) to acquire, dispose of or vote any securities of the Company. “Beneficial Ownership” shall have the meaning assigned to such term in the Stockholders Agreement. “Beneficial Owner” and “Beneficially Own” shall have conforming definitions.

(d) Brokers; Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Amazon.

ARTICLE III

COVENANTS

3.1. Efforts.

(a) Subject to the terms and conditions hereof (including the remainder of this Section 3.1) and the other Transaction Documents, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or desirable under Applicable Law to carry out the provisions hereof and thereof and give effect to the transactions contemplated hereby and thereby. In furtherance and not in limitation of the foregoing, each of the parties shall (i) subject to the provisions of this Section 3.1, including Section 3.1(d), use its reasonable best efforts to obtain as promptly as practicable and advisable (as determined in good faith by Amazon in accordance with the first sentence of Section 3.1(d)) all exemptions, authorizations, consents or approvals from, and to make all filings with and to give all notices to, all third parties, including any Governmental Entities, required in connection with the transactions contemplated by this Agreement and the other Transaction Documents, which, for the avoidance of doubt, shall include providing, as promptly as practicable and advisable, such information to any Governmental Entity as such Governmental Entity may request in connection therewith, and (ii) cooperate fully with the other party in promptly seeking to obtain all such exemptions, authorizations, consents or approvals and to make all such filings and give such notices.

(b) Without limiting the generality of the foregoing, (i) as promptly as practicable after written notice from Amazon, the parties shall file the Notification and Report Forms required under the HSR Act with the Federal Trade Commission and the United States Department of Justice (the date on which all such Notification and Report Forms required under the HSR Act have been initially filed, the “HSR Filing Date”) and (ii) as promptly as practicable after written notice from Amazon, file, make or give, as applicable, all other filings, requests or notices required under any other Antitrust Laws, in each case with respect to the issuance of the Warrant Shares (the “Initial Filing Transaction”) (the filings, requests and notices described in the foregoing clauses (i) and (ii), collectively, the “Initial Antitrust Filings”). In addition, following the receipt of the Initial Antitrust Clearance, to the extent required by Applicable Law (including, for the avoidance of doubt, any Antitrust Law) in connection with any further issuance of Warrant Shares (in each case, whether in full or in part), the parties shall file, make or give, as applicable, as promptly as practicable and advisable (as determined in good faith by Amazon in accordance with the first sentence of Section 3.1(d)), any further required filings, requests or notices required under any Antitrust Laws, including the HSR Act (collectively, the “Other Antitrust Filings”). Without limiting the generality of the foregoing, each party shall supply as promptly as reasonably practicable to the appropriate Governmental Entities any information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws. For purposes of this Agreement, the term “Initial Antitrust Clearance” as of any time means (x) prior to such time, the expiration or termination of the waiting period under the HSR Act and the receipt of all exemptions, authorizations, consents or approvals, the making of all filings and the giving of all notices, and the expiration of all waiting periods, pursuant to any other Antitrust Laws, in each case to the extent required with respect to the Initial Filing Transaction, and (y) the absence at such time of any Applicable Law or temporary restraining order, preliminary or permanent injunction or other judgment, order, writ, injunction, legally binding agreement with a Governmental Entity, stipulation, decision or decree issued by any court of competent jurisdiction or other legal restraint or prohibition under any Antitrust Law, in each case that has the effect of preventing the consummation of the Initial Filing Transaction.

(c) Subject to the terms and conditions hereof (including the remainder of this Section 3.1) and the other Transaction Documents, each of the parties shall use its reasonable best efforts to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Entity, so as to enable the parties to give effect to the transactions contemplated hereby and by the other Transaction Documents in accordance with the terms hereof and thereof; provided, that notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, nothing in this Section 3.1 shall require, or be construed to require, any party or any of its Affiliates to agree to (and no party or any of its Affiliates shall agree to, without the prior written consent of the other parties): (i) sell, hold separate, divest, discontinue or limit (or any conditions relating to, or changes or restrictions in, the operation of) any assets, businesses or interests of it or its Affiliates (irrespective of whether or not such assets, businesses or interests are related to, are the subject matter of or could be affected by the transactions contemplated by the Transaction Documents); (ii) without limiting clause (i) in any respect, any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests that would reasonably be expected to adversely impact (x) the business of, or the financial, business or strategic benefits of the transactions contemplated hereby or by any of the other Transaction Documents to it or its Affiliates, or (y) any other assets, businesses or interests of it or its Affiliates; or (iii) without limiting clause (i) in any respect, any modification or waiver of the terms and conditions of this Agreement or any of the other Transaction Documents that would reasonably be expected to adversely impact (x) the business of, or financial, business or strategic benefits of the transactions contemplated hereby or by any of the other Transaction Documents to it or its Affiliates, or (y) any other assets, businesses or interests of it or its Affiliates.

(d) Amazon shall have the principal responsibility for devising and implementing the strategy (including with respect to the timing of filings) for obtaining any exemptions, authorizations, consents or approvals required under the HSR Act or any other Antitrust Laws in connection with the transactions contemplated hereby and by the other Transaction Documents; provided, however, that Amazon shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall antitrust strategy. Each of the parties shall promptly notify the other party of, and if in writing furnish the other party with copies of (or, in the case of oral communications, advise the other of), any substantive communication that it or any of its Affiliates receives from any Governmental Entity, whether written or oral, relating to the matters that are the subject of this Agreement or any of the other Transaction Documents and, to the extent reasonably practicable, permit the other party to review in advance any proposed substantive written communication by such party to any Governmental Entity and consider in good faith the other party’s reasonable comments on any such proposed substantive written communications prior to their submission. No party shall, and each party shall cause its Affiliates not to, participate or agree to participate in any substantive meeting or communication with any Governmental Entity in respect of the subject matter of the Transaction Documents, including on a “no names” or hypothetical basis, unless (to the extent practicable) it or they consult with the other party in advance and, to the extent practicable and permitted by such Governmental Entity, give the other party the opportunity to jointly prepare for, attend and participate in such meeting or communication. The parties shall (and shall cause their Affiliates to) coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the matters described in this Section 3.1, including (x) furnishing to each other all information reasonably requested to determine the jurisdictions in which a filing or submission under any Antitrust Law is required or advisable, (y) furnishing to each other all information required for any filing or submission under any Antitrust Law and (z) keeping each other reasonably informed with respect to the status of each exemption, authorization, consent, approval, filing and notice under any Antitrust Law, in each case, in connection with the matters that are the subject of this Agreement or any of the other Transaction Documents. The parties shall provide each other with copies of all substantive correspondence, filings or communications between them or any of their Affiliates or representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, relating to the matters that are the subject of this Agreement or any of the other Transaction Documents; provided that such material may be redacted as necessary to (1) comply with contractual arrangements, (2) address good faith legal privilege or confidentiality concerns and (3) comply with Applicable Law.

(e) Subject to the other provisions of this Agreement, including in this Section 3.1, in the event that any arbitral, administrative, judicial or analogous action, claim or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or any other party challenging the transactions contemplated hereby or by any of the other Transaction Documents (“Transaction Litigation”), each party shall use its reasonable best efforts to contest and resist any such Transaction Litigation and to have vacated, lifted, reversed or overturned any judgment, ruling, order, writ, injunction or decree, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation or implementation of the transactions contemplated hereby or by any of the other Transaction Documents. Each party shall keep the other party reasonably informed unless doing so would reasonably be likely to jeopardize any privilege of such party regarding any such Transaction Litigation (subject to such party using reasonable best efforts to, and cooperating in good faith with the other party in, developing and implementing reasonable alternative arrangements to provide such other party with such information). Subject to the immediately preceding sentence, each party shall promptly advise the other party orally and in writing and shall cooperate fully in connection with, and shall consult with each other with respect to, any Transaction Litigation and shall in good faith give consideration to each other’s advice with respect to such Transaction Litigation.

(f) Without limiting the generality of the foregoing, as promptly as practicable after written notice from Amazon that Amazon intends to exercise any Warrant that would result in Amazon having beneficial control of 10% or more of the Common Stock, which notice shall be at least thirty (30) days before the date that Amazon intends such exercise, Amazon and the Company shall jointly file a “Notice of Substantial Change of Ownership” with the DOT. Amazon and the Company shall cooperate fully in promptly providing information required to be submitted with the DOT pursuant to 14 CFR Part 204 and responding to any associated information requests of the DOT in its review of the substantial change in the Company’s ownership and in seeking a “comfort letter” from the DOT in connection therewith.

(g) Notwithstanding anything herein to the contrary, from and after the earlier of (i) the exercise of the Warrants in full and (ii) the expiration, termination or cancellation of the Warrants without the Warrants having been exercised in full, no party shall have any further obligations under this Section 3.1; provided, that this Section 3.1(g) shall in no way relieve any party with respect to any breach by such party of this Section 3.1 prior to such time.

3.2. Public Announcements. The parties acknowledge that the communication plan (including the initial press release of each party) regarding the initial announcement of the transactions contemplated by this Agreement and the other Transaction Documents to customers, suppliers, investors and employees and otherwise (the “Initial Communications Materials”) has been agreed by the parties. After the transmission of the Initial Communications Materials, except as required by Applicable Law or by the rules or requirements of any stock exchange on which the securities of a party are listed, no party shall make, or cause to be made, or permit any of its Affiliates to make, any press release or public announcement or other similar communications in respect of the Transaction Documents or the transactions contemplated thereby without prior written consent (not to be unreasonably withheld, conditioned or delayed) of the other party, to the extent such release, announcement or communication relates to the transactions contemplated hereby or by any of the other Transaction Documents; provided that no party shall have the right to consent to any release, announcement or communication of the other party (including any filing required to be made under the Exchange Act or the Securities Act) made in the ordinary course of business unless and to the extent such release, announcement or communication (x) relates specifically to the signing or completion of the transactions contemplated hereby or by any of the other Transaction Documents or (y) includes information with respect to the transactions contemplated hereby or by any of the other Transaction Documents that is inconsistent with the Initial Communications Materials; provided, further, that the immediately foregoing clauses (x) and (y) shall not apply to any release, announcement or other communication to the extent containing information that is consistent with releases, announcements or other communications previously consented to by the other party in accordance with this Section 3.2.

3.3. Expenses. Unless otherwise provided in any Transaction Document, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under the Transaction Documents, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

3.4. Stockholder Approval.

(a) As promptly as reasonably practicable after the Company’s 2016 annual meeting, the Company shall convene and hold a special meeting (the “Special Meeting”) of the stockholders of the Company (the “Company Stockholders”) for the approval of the authorization of the Restricted Warrant Exercise (for the avoidance of doubt, without giving effect to any “cashless” or “net” exercise provisions therein) under the rules of The NASDAQ Global Select Market (the “Stockholder Approval”). As promptly as reasonably practicable after the date of the Company’s 2016 annual meeting, the Company shall prepare (and Amazon shall reasonably cooperate with the Company to prepare) and file with the Commission a preliminary proxy statement relating to the Special Meeting.

(b) The Company shall use its reasonable best efforts to respond to any comments of the Commission or its staff in connection with the proxy statement. The Company shall notify Amazon promptly of the receipt of any comments from the Commission or its staff with respect to the proxy statement and of any request by the Commission or its staff for amendments or supplements to such proxy statement or for additional information and shall supply Amazon with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to such proxy statement. If at any time prior to the Special Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as reasonably practicable prepare and mail to the Company Stockholders such an amendment or supplement. Each of the parties shall promptly correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as reasonably practicable prepare and furnish to the Company Stockholders an amendment or supplement to correct such information to the extent required by Applicable Laws and regulations. The Company shall consult with Amazon prior to filing any proxy statement, or any amendment or supplement thereto, or responding to any comments from the Commission or its staff with respect thereto, and provide Amazon with a reasonable opportunity to comment thereon, and consider in good faith any comments proposed by Amazon.

(c) The Company shall, as promptly as reasonably practicable after clearance of the proxy statement relating to the Special Meeting by the Commission, (i) cause a definitive proxy statement relating to the Special Meeting to be mailed to the Company Stockholders and (ii) convene and hold the Special Meeting (and in any event the Company shall convene and hold the Special Meeting by September 30, 2016); provided that the parties acknowledge and agree that the Special Meeting may be postponed or adjourned in accordance with the Company’s certificate of incorporation or by-laws if (x) there is an insufficient number of shares of Common Stock present or represented by a proxy at the Special Meeting to conduct business at such Special Meeting, (y) the Company is required to postpone or adjourn the Special Meeting by Applicable Law or a request from the Commission or its staff, or (z) the Company determines in good faith that it is necessary or appropriate to postpone or adjourn the Special Meeting in order to give the Company Stockholders sufficient time to (1) evaluate any information or disclosure that the Company has sent or otherwise made available to them or (2) solicit additional proxies to the extent required to obtain the Stockholder Approval. The Company and Amazon shall reasonably cooperate in determining the strategy with respect to obtaining the Stockholder Approval at the Special Meeting.

(d) The Company shall use its reasonable best efforts to obtain the Stockholder Approval. Without limiting the foregoing, the Company shall (x) recommend that the Company Stockholders vote in favor of the Stockholder Approval (and not withdraw or modify in any adverse respect such recommendation), unless the Board of Directors of the Company has determined in good faith, after receiving advice from its outside counsel, that, as a result of an Intervening Event, continuing to recommend that the Company Stockholders vote in favor of the Stockholder Approval would be inconsistent with the directors’ fiduciary duties under Delaware law, and (y) solicit proxies in favor of the Stockholder Approval. “Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Board of Directors of the Company prior to the execution of this Agreement, which event or circumstance, or any material consequence thereof, becomes known to the Board of Directors of the Company prior to the receipt of the Stockholder Approval.

(e) Amazon shall furnish the Company all information reasonably requested by the Company concerning itself, its Affiliates, directors, officers, stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with the Special Meeting and shall otherwise assist and cooperate with the Company in the preparation of the proxy statement and the resolution of any comments thereto received from the Commission.

(f) In the event that (i) the Stockholder Approval is not obtained at the Special Meeting (or any postponement or adjournment thereof) and (ii) Amazon has not exercised its right to terminate this Agreement pursuant to Section 5.1(a)(iii), the Company shall convene and hold additional meetings of the Company Stockholders (each such meeting, an “Additional Company Stockholder Meeting” and, together with the Special Meeting, the “Company Stockholder Meetings”) for the purpose of obtaining the Stockholder Approval; provided that (x) the Company shall not be required to convene and hold more than three Company Stockholder Meetings for the purpose of obtaining the Stockholder Approval in the aggregate, (y) the Company shall not be required to convene and hold more than one Company Stockholder Meeting for the purpose of obtaining the Stockholder Approval in any twelve-month period and (z) the Company shall reasonably cooperate with Amazon in determining the timing of convening any Additional Company Stockholder Meetings. The provisions of this Section 3.4 shall apply, mutatis mutandis, to any Additional Company Stockholder

Meeting and any proxy statement related thereto. The Company’s obligations under this Section 3.4 shall terminate and expire immediately following the second Additional Company Stockholder Meeting (or, in the event of any adjournment or postponement thereof, immediately following the date on which the second Additional Company Stockholder Meeting shall have concluded).

3.5. Tax Treatment. No later than ninety (90) days after the Warrant Issuance, Amazon shall provide the Company with a valuation of the Warrants for tax purposes and a valuation report prepared by KPMG LLP (or such other accounting firm as may be agreed upon by the parties), taking into account the vesting schedule and any other relevant economic assumptions or inputs with respect to such Warrants as determined by such firm or Amazon, as appropriate. Such valuation shall be binding on Amazon and the Company for all tax purposes. Amazon and the Company shall treat the Warrant Issuance as a closed, taxable transaction occurring on the date of the Warrant Issuance, rather than as an open transaction, for tax purposes. Neither Amazon nor the Company shall take any position for tax purposes that is inconsistent with the foregoing, unless required by Applicable Law. At the Closing, Amazon will deliver, and will cause Amazon Fulfillment Services, Inc. to deliver, to the Company a complete and executed Internal Revenue Service Form W-9.

3.6. Top-Up Adjustment.

(a) If the Company shall at any time or from time to time issue shares of Common Stock after the Expiration Time of Warrant-A (as defined in Warrant-A) or the Expiration Time of Warrant-B (as defined in Warrant-B), as applicable, to (i) any holder of the Convertible Notes due 2022 upon the conversion of the Convertible Notes due 2022 (net of any shares of Common Stock delivered to the Company upon the exercise of the Existing Call Options in connection with such conversion of the Convertible Notes due 2022) or (ii) any holder of the Existing Warrants upon exercise of the Existing Warrants (such shares of Common Stock issued at such time to such holders, the “New Shares”), then the Company shall, as promptly as practicable after such issuance, issue to the Warrantholder (as defined in Warrant-A) or the Warrantholder (as defined in Warrant-B), as applicable, a number of shares of Common Stock equal to the Top-Up Number with respect to Warrant-A or Warrant-B, as applicable. In the event that the Company (1) refinances the Convertible Notes due 2022 with other notes convertible into Common Stock (the “Refinancing Convertible Notes”) and/or (2) replaces the Existing Warrants with other warrants issued in connection with the issuance of such Refinancing Convertible Notes (the “Replacement Warrants”), the top-up adjustment set forth in this Section 3.6 shall apply, mutatis mutandis, with respect to any new shares of Common Stock issued by the Company upon the conversion of such Refinancing Convertible Notes or upon the exercise of the Replacement Warrants, with the “New Shares” in that circumstance being the number of new shares of Common Stock issued upon the conversion of such Refinancing Convertible Notes (net of any shares of Common Stock delivered to the Company in respect of any call options or other hedging arrangement put in place by the Company in connection with such Refinancing Convertible Notes (“Replacement Hedging Arrangement”)) or upon the exercise of the Replacement Warrants, as applicable.

(b) For the avoidance of doubt, for purposes of determining the number of “New Shares” issued by the Company pursuant to the Convertible Notes due 2022 (or any Refinancing Convertible Notes), the Company shall not be deemed to be issuing “New Shares” to the extent the Company obtains an equivalent number of shares of Common Stock upon exercise of the Existing Call Options (or any Replacement Hedging Arrangement) and delivers such shares of Common Stock to the holders of the Convertible Notes due 2022 (or the holders of Refinancing Convertible Notes, as applicable) upon the conversion thereof; provided, however, that, for the avoidance of doubt, this exclusion shall not apply to issuances of shares of Common Stock by the Company the proceeds of which are used to finance the payment in cash of the strike price of the Existing Call Options (or pursuant to any Replacement Hedging Arrangement, as applicable).

(c) “Existing Call Option Agreements” means (i) the Base Call Option Transaction Confirmation, dated as of May 28, 2015 (as amended or modified from time to time), between Morgan Stanley & Co. International plc and the Company, (ii) the Additional Call Option Transaction Confirmation, dated as of June 1, 2015 (as amended or modified from time to time), between Morgan Stanley & Co. International plc and the Company, (iii) the Base Call Option Transaction Confirmation, dated as of May 28, 2015 (as amended or modified from time to time), between BNP Paribas and the Company and (iv) the Additional Call Option Transaction Confirmation, dated as of June 1, 2015 (as amended or modified from time to time), between BNP Paribas and the Company.

(d) “Existing Call Options” means the call options for the purchase of shares of Common Stock issued pursuant to the Existing Call Option Agreements.

(e) “Net Cash Ratio” means, with respect to any issuances of New Shares, (1) in the case of Warrant-A, a fraction (i) the numerator of which is the excess of (x) the VWAP (as defined in Warrant-A) for the Common Stock for the thirty (30) trading days immediately preceding the date of such issuance over (y) the Exercise Price as of the Expiration Time (each as defined in Warrant-A) and (ii) the denominator of which is the VWAP (as defined in Warrant-A) for the Common Stock for the 30 trading days immediately preceding the date of such issuance and (2) in the case of Warrant-B, a fraction (i) the numerator of which is the excess of (x) the VWAP (as defined in Warrant-B) for the Common Stock for the thirty (30) trading days immediately preceding the date of such issuance over (y) the Exercise Price as of the Expiration Time (each as defined in Warrant-B) and (ii) the denominator of which is the VWAP (as defined in Warrant-B) for the Common Stock for the thirty (30) trading days immediately preceding the date of such issuance.

(f) “Refinancing Cap” means, at the time of any issuance of Refinancing Convertible Notes, the total number of shares of Common Stock that would be issuable upon conversion of any outstanding Convertible Notes due 2022 at such time, net of the total number of shares of Common Stock deliverable to the Company upon the exercise of the Existing Call Options at such time. For the avoidance of doubt, the Refinancing Cap will be reduced on a share-for-share basis by any shares of Common Stock issued by the Company to the holders of the Convertible Notes due 2022 prior to or in connection with any such refinancing that results in a top-up issuance to the holder of Warrant-A or Warrant-B pursuant to Section 3.6.

(g) “Replacement Cap” means, at the time of the replacement of any Existing Warrants with any Replacement Warrants, the total number of unissued shares of Common Stock that remain issuable upon the exercise of such Existing Warrants at such time and with respect to which such Existing Warrants will expire and be cancelled upon such replacement. For the avoidance of doubt, the Replacement Cap will be reduced on a share-for-share basis by any shares of Common Stock issued by the Company to the holders of the Existing Warrants prior to or in connection with any such replacement that results in a top-up issuance to the holder of Warrant-A or Warrant-B pursuant to Section 3.6.

(h) “Top-Up Number” means, with respect to any issuances of New Shares, (1) in the case of Warrant-A, the product of (i) 0.25, (ii) the number of New Shares, (iii) the Net Cash Ratio and (iv) a fraction (x) the numerator of which shall be the total number of Warrant Shares that were issued to the Warrantholder upon any exercise of Warrant-A during the term of Warrant-A and (y) the denominator of which shall be the total number of Warrant Shares (exercised or unexercised, vested or unvested) under Warrant-A as of the Expiration Time of Warrant-A (as defined in Warrant-A) and (2) in the case of Warrant-B, the product of (i) 0.111, (ii) the number of New Shares, (iii) the Net Cash Ratio and (iv) a fraction (x) the numerator of which shall be the total number of Warrant Shares that were issued to the Warrantholder upon any exercise of Warrant-B during the term of Warrant-B and (y) the denominator of which shall be the total number of Warrant Shares (exercised or unexercised, vested or unvested) under Warrant-B as of the Expiration Time of Warrant-B (as defined in Warrant-B). In the event that the Top-Up Number is being calculated as a result of the issuance of New Shares upon the conversion of any Refinancing Convertible Notes, the maximum aggregate number of New Shares that may be included in clause (1)(ii) or clause (2)(ii) of the foregoing formula shall not exceed the Refinancing Cap, and in the event that the Top-Up Number is being calculated as a result of the issuance of New Shares upon the exercise of any Replacement Warrants, the maximum aggregate number of New Shares that may be included in clause (1)(ii) or clause (2)(ii) above shall not exceed the Replacement Cap.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1. Acquisition for Investment. Amazon acknowledges that the issuance of the Warrants and the Warrant Shares has not been registered under the Securities Act or under any state securities laws. Amazon (i) acknowledges that it is acquiring the Warrants and the Warrant Shares pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute them to any person in violation of the Securities Act or any other applicable securities laws, (ii) agrees that it shall not (and shall not permit its Affiliates to) sell or otherwise dispose of the Warrants or the Warrant Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable securities laws, (iii) acknowledges that it has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Warrant Issuance and of making an informed investment decision, and has conducted a review of the business and affairs of the Company that it considers sufficient and reasonable for purposes of consummating the Warrant Issuance, (iv) acknowledges that it is able to bear the economic risk of the Warrant Issuance and is able to afford a complete loss of such investment and (v) acknowledges that it is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act).

4.2. Legend. Amazon agrees that all certificates or other instruments representing the Warrants and the Warrant Shares shall bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF (1) AN INVESTMENT AGREEMENT, DATED AS OF MAY 4, 2016, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND AMAZON.COM, INC., A DELAWARE CORPORATION, A COPY OF WHICH IS ON FILE WITH THE ISSUER AND (2) A STOCKHOLDERS AGREEMENT, DATED AS OF MAY 4, 2016, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND AMAZON.COM, INC. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENTS. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENTS WILL BE VOID.”

In the event that any Warrant Shares become registered under the Securities Act or the Company is presented with an opinion of counsel reasonably satisfactory, in form and substance, to the Company that the Warrant Shares are eligible to be transferred without restriction in accordance with Rule 144 under the Securities Act, the Company shall issue new certificates or other instruments representing such Warrant Shares which shall not contain such portion of the above legend that is no longer applicable; provided that the holder of such Warrant Shares surrenders to the Company the previously issued certificates or other instruments.

4.3. Anti-takeover Provisions and Rights Plan. The Company shall not take any action that would cause this Agreement or any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, to be subject to any requirements imposed by any Anti-takeover Provision, or subject in any manner to any “poison pill” or similar shareholder rights plan or agreement, and shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transaction Documents and such transactions from, or if necessary challenge the validity or applicability of, any applicable Anti-takeover Provisions, as now or hereafter in effect.

ARTICLE V

MISCELLANEOUS

5.1. Termination of This Agreement; Other Triggers.

(a) This Agreement may be terminated at any time:

(i) with the prior written consent of each of Amazon and the Company;

(ii) if the Initial Antitrust Clearance shall not have been obtained on or prior to the date that is six (6) months after the latest date of the Initial Antitrust Filings, by Amazon; provided that Amazon may not exercise the termination right pursuant to this Section 5.1(a)(ii) if a breach by Amazon of any obligation, representation or warranty under this Agreement has been the cause of, or resulted in, the failure of the Initial Antitrust Clearance to have been obtained on or prior to the date that is six (6) months after the latest date of the Initial Antitrust Filings;

(iii) if the Stockholder Approval shall not have been obtained at the Special Meeting or any postponement or adjournment thereof, by Amazon; provided that Amazon may not exercise the termination right pursuant to this Section 5.1(a)(iii) if a breach by Amazon of any obligation, representation or warranty under this Agreement has been the cause of, or resulted in, the failure of the Stockholder Approval to have been obtained at the Special Meeting or any postponement or adjournment thereof; provided, further, that Amazon’s right to terminate this Agreement pursuant to this Section 5.1(a)(iii) will expire on the 90th day after the Special Meeting (or, in the event of any adjournment or postponement thereof, on the 90th day after the latest date to which the Company Stockholder Meeting shall have been adjourned or postponed); or

(iv) prior to the receipt of Stockholder Approval, if the Board of Directors of the Company withdraws or modifies in any adverse respect its recommendation that the Company Stockholders vote in favor of the Stockholder Approval (without any prejudice to any rights and remedies Amazon may have if the change of recommendation is made other than pursuant to a determination contemplated by Section 3.4(d)), by Amazon.

(b) In the event that (i) the Stockholder Approval is not obtained at the Special Meeting (or any postponement or adjournment thereof), (ii) Amazon has not exercised its right to terminate this Agreement pursuant to Section 5.1(a)(iii) and (iii) the Company is required to convene and hold an Additional Company Stockholder Meeting pursuant to Section 3.4(f), the termination right set forth in Section 5.1(a)(iii) shall be reinstated with respect to each Additional Company Stockholder Meeting at which the Stockholder Approval is not obtained until, and shall expire on, the 90th day after such Additional Company Stockholder Meeting (or, in the event of any adjournment or postponement thereof, on the 90th day after the latest date to which such Additional Company Stockholder Meeting shall have been adjourned or postponed).

(c) In the event of termination of this Agreement as provided in this Section 5.1, this Agreement (other than Section 1.3 (Interpretation), Section 3.1 (Efforts), Section 3.2 (Public Announcements), Section 3.3 (Expenses), Section 3.6 (Top-Up Adjustment), Section 4.1 (Acquisition for Investment) (to the extent any Warrants or Warrant Shares have been issued prior to termination) and Section 4.2 (Legend) (to the extent any Warrants or Warrant Shares have been issued prior to termination) and this Article V, each of which shall survive any termination of this Agreement, and other than the Confidentiality Agreement, which shall survive in accordance with the terms thereof) shall forthwith become void and there shall be no liability on the part of any party, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination; provided that if this Agreement is terminated by Amazon pursuant to Section 5.1(a)(iii) or (iv), the Company shall pay to Amazon, by wire transfer of immediately available funds to an account designated by Amazon, an amount equal to $9,500,000 (in the case of termination under Section 5.1(a)(iii)) or $20,000,000 (in the case of termination under Section 5.1(a)(iv)), in each case, immediately following such termination; provided, further, that in no event shall more than one termination fee be payable hereunder.

(d) Without affecting in any manner any prior exercise of the Warrants, in the event of termination of this Agreement as provided in this Section 5.1, both (i) the unvested portions of the Warrants and (ii) (A) in the case of termination pursuant to Section 5.1(a)(ii), the vested portion of the Warrants that cannot be exercised as a result of the failure to obtain the Initial Antitrust Clearance or (B) in the case of termination pursuant to Section 5.1(a)(iii), or pursuant to any other clause of Section 5.1(a) prior to the receipt of the Stockholder Approval, in any such case the vested portion of the Warrants that cannot be exercised as a result of the failure to obtain the Stockholder Approval shall be canceled and terminated and shall forthwith become void and the Company shall have no subsequent obligation to issue, and the Warrantholder(s) (as defined in the Warrants) shall have no subsequent right to acquire, any Warrant Shares pursuant to such canceled portion of the Warrants. For the avoidance of doubt, the Warrants shall remain in full force and effect with respect to the vested portion thereof that is not cancelled and terminated as provided in clause (ii) of the preceding sentence, and nothing in this Section 5.1 shall affect the ability of the Amazon to exercise such vested portion of the Warrants following termination of this Agreement.

5.2. Amendment. No amendment of any provision of this Agreement shall be effective unless made in writing and signed by a duly authorized officer of each party.

5.3. Waiver of Conditions. The conditions to any party’s obligation to consummate any transaction contemplated herein are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Applicable Law. No waiver shall be effective unless it is in writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

5.4. Counterparts and Facsimile. This Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or transmitted electronically by “pdf” file and such facsimiles or pdf files shall be deemed as sufficient as if actual signature pages had been delivered.

5.5. Governing Law; Submission to Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties (a) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any claim, action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such claim, action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such claim, action or proceeding, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Agreement. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

5.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent by nationally recognized overnight air courier, one Business Day after mailing, (c) if sent by email or facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (a) or (b) of this Section 5.6 when transmitted and receipt is confirmed, or (d) if otherwise actually personally delivered, when delivered. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to:

Name:	Atlas Air Worldwide Holdings, Inc.
Address:	2000 Westchester Avenue Purchase, NY 10577
Fax:	(914) 701-8333
Email:	Adam.Kokas@atlasair.com
Attn:	Adam R. Kokas, EVP, General Counsel, CHRO & Secretary

with a copy to (which copy alone shall not constitute notice):

Name:	Cravath, Swaine & Moore LLP
Address:	Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Fax:	(212) 474-3700
Email:	dzoubek@cravath.com khallam@cravath.com
Attn:	Damien R. Zoubek, Esq. O. Keith Hallam III, Esq.

if to Amazon, to:

Name:	Amazon.com, Inc.
Address:	410 Terry Avenue North Seattle, WA 98109-5210
Fax:	(206) 266-7010
Attn:	General Counsel

with a copy to (which copy alone shall not constitute notice):

Name:	Debevoise & Plimpton LLP
Address:	919 Third Avenue New York, NY 10022
Fax:	(212) 521-7698
Email:	wdregner@debevoise.com
Attn:	William D. Regner

5.7. Entire Agreement, Etc. This Agreement (including the Annexes hereto), the other Transaction Documents, and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof. No party shall take, or cause to be taken, including by entering into agreements or other arrangements with provisions or obligations that conflict, or purport to conflict, with the terms of the Transaction Documents or any of the transactions contemplated thereby, any action with either an intent or effect of impairing any such other person’s rights under any of the Transaction Documents. “Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated as of June 11, 2015, by and between Amazon Fulfillment Services, Inc. and the Company.

5.8. Definitions of “subsidiary” and “Affiliate”.

(a) When a reference is made in this Agreement to a subsidiary of a person, the term “subsidiary” means, with respect to such person, any foreign or domestic entity, whether incorporated or unincorporated, of which (i) such person or any other subsidiary of such person is a general partner, (ii) at least a majority of the voting power to elect a majority of the directors or others performing similar functions with respect to such other entity is directly or indirectly owned or controlled by such person or by any one or more of such person’s subsidiaries, or (iii) at least fifty percent (50%) of the equity interests are directly or indirectly owned or controlled by such person or by any one or more of such person’s subsidiaries.

(b) The term “Affiliate” means, with respect to any person, any other person (for all purposes hereunder, including any entities or individuals) that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first person. It is expressly agreed that, for purposes of this definition, none of the Company or any of its subsidiaries is an Affiliate of Amazon or any of its subsidiaries (and vice versa). “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of securities, by contract, management control, or otherwise. “Controlled” and “Controlling” shall be construed accordingly.

5.9. Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except that Amazon may transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly owned subsidiaries, its rights and/or obligations under this Agreement, but any such transfer or assignment shall not relieve Amazon of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.10. Severability. If any provision of this Agreement or a Transaction Document, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.11. No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties (and any wholly owned subsidiary of Amazon to which an assignment is made in accordance with this Agreement) any benefits, rights, or remedies.

5.12. Specific Performance. The parties agree that failure of any party to perform its agreements and covenants hereunder, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Agreement to consummate the transactions contemplated hereby, will cause irreparable injury to the other party, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, this being in addition to any other remedies to which the parties are entitled at law or equity.

* * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first herein above written.

ATLAS AIR WORLDWIDE HOLDINGS, INC.

By:	/s/ Spencer Schwartz
	Name:	Spencer Schwartz
	Title:	Executive Vice President and Chief Financial Officer

AMAZON.COM, INC.

By:	/s/ Peter Krawiec
	Name:	Peter Krawiec
	Title:	Vice President